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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 (No. 333-51195, Pre-Effective Amendment No. 1), of our report dated August 2, 1996, except as to
Note 16, which is as of September 10, 1996 and except as to the pooling of interests with Valley Industries, Inc. and with Squeri Foods, Inc. which is as of November 14, 1996, which appears on page F-36 of U.S. Foodservice (formerly JP Foodservice, Inc.) Form 8-K/A-1 dated March 9, 1998. We also consent to the references to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP


Linthicum, Maryland

May 8, 1998